Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 26, 2003, relating to the financial statements and financial highlights which appears in the September 30, 2003 Annual Report to Shareholders of the BlackRock Core Bond Total Return Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Philadelphia, PA

February 18, 2005